Release Date:  November 8, 2004               Contact:  Craig A. Creaturo
                                              Chief Accounting Officer
                                              and Treasurer
                                              724/352-4455
                                              ccreaturo@ii-vi.com
                                              Homepage:  www.ii-vi.com




        II-VI Incorporated Announces Shareholders' Meeting Results and Committees of the Board of Directors


PITTSBURGH, PA - November 8, 2004 - II-VI Incorporated (NASDAQ NMS:
IIVI) announced today the results of its Annual Meeting of Shareholders held on November 5, 2004. Re-elected to the Company's Board of Directors were Peter W. Sognefest, President, Chief Executive Officer and Chairman of South East Asia Manufacturing Operations Consultancy (SEAMOC) and Francis J. Kramer, President and Chief Operating Officer of II-VI
Incorporated.   The two newly elected directors join existing directors
Joseph J. Corasanti, President and Chief Operating Officer of CONMED Corporation, Dr. Carl J. Johnson, Chairman and Chief Executive Officer of II-VI Incorporated, Duncan A.J. Morrison, Chairman of ARRI Canada Ltd., Thomas E. Mistler, Operating Partner of Buckingham Capital Partners, and Marc Y.E. Pelaez, Rear Admiral, United States Navy (retired).

In addition to the election of directors, the shareholders of the Company also ratified the Board of Directors' selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2005 and approved an amendment to the Company's Articles of Incorporation to increase the number of shares of common stock that are authorized to issue from 30,000,000 to 100,000,000 shares.

Immediately following the Annual Meeting of Shareholders, the Company's Board of Directors appointed Thomas E. Mistler to serve as Lead
Independent Director.

Also, the Company's Board of Directors appointed the following directors to serve as members of the various committees of the Board of Directors:

     - Audit Committee

           Duncan A.J. Morrison, Chairman
           Joseph J. Corasanti
           Thomas E. Mistler

     - Compensation Committee

           Peter W. Sognefest, Chairman
           Joseph J. Corasanti
           Thomas E. Mistler
           Duncan A.J. Morrison
           Marc Y.E. Pelaez

     - Nominating and Corporate Governance Committee

           Thomas E. Mistler, Chairman
           Marc Y.E. Pelaez
           Peter W. Sognefest

Headquartered in Saxonburg, Pennsylvania, II-VI Incorporated designs, manufactures and markets optical and opto-electronic components, devices and materials for infrared, near-infrared, visible light, x-ray and gamma-ray instrumentation. The Company's infrared optics business manufactures optical and opto-electronic components sold under the II-VI brand name and used primarily in CO2 lasers. The Company's near-infrared optics business manufactures near-infrared and visible light products for industrial, scientific, military and medical instruments and laser gain materials and products for solid-state YAG and YLF lasers at the Company's VLOC subsidiary. The Company's military infrared optics business manufactures infrared products for military applications under the Exotic Electro-Optics (EEO) brand name. In the Company's Compound Semiconductor Group, the eV PRODUCTS division manufactures and markets solid-state x-ray and gamma-ray sensor products and materials for use in medical, industrial, environmental, scientific and homeland security applications; the Company's Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries.

CONTACT: Craig A. Creaturo, Chief Accounting Officer and Treasurer of II-VI Incorporated, 724-352-4455, or e-mail, ccreaturo@ii-vi.com.

                               #  #  #  #